Exhibit 99.1

Leaf Group Appoints Harold Logan to Board of Directors

SANTA MONICA, Calif., Nov. 23, 2020 (GLOBE NEWSWIRE) – Leaf Group Ltd. (NYSE: LEAF), a diversified consumer internet company, today announced the appointment of Harold (Hal) Logan to the Company’s Board of Directors, effective November 20, 2020.

“Hal brings an extensive background in leading software and information businesses,” said Deborah Benton, Chair of the Leaf Group Board of Directors. “His unique insights and noteworthy leadership experiences will be critical as Leaf Group builds on its strong 2020 performance. Hal joins an already diverse Board in terms of background, skills, experience, as well as gender and ethnicity, which will be extremely valuable in continuing to drive shareholder value.”

Mr. Logan joins Leaf Group as a seasoned executive with over twenty years of senior management experience and a strong technology background. He currently serves on the Board of Directors for RepairPal, Inc. and Auction OS, and as Chairman Emeritus of the Board for Learning Ally. Mr. Logan previously served as Chief Executive Officer at BuyBook Technologies, Inc. prior to its acquisition by AutoTrader.com. He has also held executive roles at Manheim Auctions, Third Set Partners, Vicinity Corporation, Pacific Telesis Group, Dow Jones & Company and the Washington Post Company. Mr. Logan earned his MBA from Stanford University and holds a BA in economics from Harvard University.

“I am thrilled to be joining Leaf Group at such an important point for its growing business,” said Mr. Logan. “I look forward to working with my fellow Board members to help the Company extend its strong momentum and ensure it continues to make the most of the fundamental shifts in consumer behavior we are seeing today.”

About Leaf Group
Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com.

Investor Contact
Shawn Milne
SVP Corporate Finance & Investor Relations
310-656-6346
shawn.milne@leafgroup.com

Media Contacts
John Christiansen/Matt Reid
Sard Verbinnen & Co
415-618-8750/310-201-2040
LeafGroup-SVC@sardverb.com

Sharna Daduk
VP, Communications
310-917-6405
sharna.daduk@leafgroup.com